Ed Murray
Wyoming Secretary of State
2020 Carey Avenue, Suite 700
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: Business@wyo.gov

Ed Murray, WY Secretary of State
FILED: 11/17/2017 09:20 AM
Original ID: 2016-000704733
Amendment ID: 2017-002189188

Profit Corporation
Articles of Amendment

1. Corporation name:

GENESIS FINANCIAL, INC.

2. Article number(s) Article 2 Shares is amended as follows:

This amendment only affects the shares of Common Stock as set forth in Article 2:

See Exhibit "A"

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

See Exhibit "A"

4. The amendment was adopted on 10/30/2017
(Date – mm/dd/yyyy)

Received
NOV 13 2017
Secretary of State
Wyoming

5. Approval of the amendment: *(Please check __only one__ appropriate field to indicate the party approving the amendment.)*

☐ **__Shares were *not* issued__** and the board of directors or incorporators have adopted the amendment.

__OR__

☐ **__Shares were issued__** and the board of directors have adopted the amendment *without shareholder approval*, in compliance with W.S. 17-16-1005.

__OR__

☑ **__Shares were issued__** and the board of directors have adopted the amendment *with shareholder approval*, in compliance with W.S. 17-16-1003.

Signature: [signature] **Date:** 11/ 09 /2017

(May be executed by Chairman of Board, President or another of its officers.) *(mm/dd/yyyy)*

Print Name: Virginia Walters

Title: Treasurer

Contact Person: Gregory M. Wilson

Daytime Phone Number: 509-991-8575

Email: greg@wilsonlaw.us

(Email provided will receive annual report reminders and filing evidence.)
**May list multiple email addresses*

Checklist

- ☑ ***Filing Fee: $50.00*** Make check or money order payable to Wyoming Secretary of State.
- ☑ Please submit one **originally signed** document.
- ☑ **Typical processing time is 3-5 business days** following the date of receipt in our office.
- ☑ Please review form prior to submitting to the Secretary of State to ensure all areas have been completed to avoid a delay in the processing time of your documents.

Exhibit "A" to Genesis Financial, Inc Articles of Amendment

Article 2
Shares

This Amendment only affects the shares of Common Stock. No provision of the Preferred Stock will be affected by this amendment.

The total number of shares of Common Stock that the corporation will have authority to issue is One Hundred Million (100,000,000). Each share of Common Stock shall have a par value of 0.001 per share. All of the Common Stock authorized herein shall have equal voting rights and powers without restrictions in preference.

Effective upon the "Effective Date", as defined below, the outstanding shares of common stock of the Corporation shall be decreased on a basis of Twenty (20) for One (1) of such shares of common stock held on the Effective Date, (the "Reverse Stock Split"). The authorized Common Stock capital and par value will remain unchanged following the Reverse Stock Split of the issued and outstanding Common Stock.

On the Effective Date, each 20 shares of common stock, $0.001 par value per share, issued and outstanding as of Effective Date (the "Old Common Stock"), will be changed into One (1) fully paid and non-assessable share of common stock, $0.001 par value per share (the "New Common Stock"). Each certificate that represented shares of Old Common Stock shall, after the Effective Date, represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted into hereby.

No cash will be paid or distributed as a result of aforementioned Reverse Stock Split of the Corporation's Common Stock, and no fractional shares of New Common Stock will be issued. All fractional shares, which would otherwise be required to be issued as a result of the Reverse Stock Split, will be rounded up to the nearest whole share.

The Effective Date of the Reverse Stock Split shall be the first date permitted or determined by the Financial Industry Regulatory Authority (FINRA) as the effective date of such Reverse Stock Split, subject to the prior filing and recording of these Articles of Amendment in the office of the Wyoming Department of State, Division of Corporations.